Exhibit 11.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the inclusion in the foregoing Amendment No. 2 to Offering Circular on Form 1-A of our report dated June 26, 2020, relating to the consolidated financial statements of Ubid Holdings, Inc. (now known as RDE, Inc.) as of December 31, 2019 and 2018 and for the years then ended. We also consent to the reference to our firm under the caption “Experts”.

Weinberg & Company, P.A.

Los Angeles, California

November 4, 2020